Exhibit 99.1

Molson Coors Reports Higher Net Sales and After-Tax Income for the First Quarter 2011

  Net income from continuing operations attributable to MCBC: $82.6 million, +33.2% ($0.44 per diluted share)(1)
  Underlying after-tax income(2): $81.6 million, +17.1% ($0.43 per diluted share)
  Net income attributable to MCBC: $82.9 million, -20.7% due to cycling a $42.6 million gain in discontinued operations from the 2010 settlement of certain Brazilian indemnity liabilities.
  Net sales: $690.4 million, +4.4%
  Net sales per hectoliter: +6.6%
  Cost of goods sold per hectoliter: +7.8%
  Worldwide beer volume: 9.96 million hectoliters, -1.5%

DENVER & MONTREAL--(BUSINESS WIRE)--May 3, 2011--Molson Coors Brewing Company (NYSE: TAP; TSX) today reported 4.4 percent higher net sales, a 33.2 percent increase in net income from continuing operations, and a 17.1 percent increase in underlying after-tax income for the first quarter 2011, driven by positive pricing and continued cost reductions.

Molson Coors president and chief executive officer Peter Swinburn said, “In the first quarter, our company increased underlying after-tax earnings 17 percent and expanded margins significantly, despite continuing challenges from sluggish core-market economies, weak industry volume and accelerating global commodity inflation. While we faced particularly difficult volume comparisons in Canada as we cycled last year’s Vancouver Winter Olympics, our volume trends in the U.S., U.K. and International improved versus recent quarters. Equally important, the strength of our brands drove positive pricing and net sales growth across our company. We also continued to exceed our cost reduction goals, which provided resources to invest in our brands, grow earnings and generate cash. Continuing to deliver strong earnings growth in the face of substantial headwinds bodes well for our ability to perform even better when economic and industry conditions improve.

“These results reflect progress against our three growth pillars of maximizing the value of our core markets, expanding our exposure to emerging markets, and taking advantage of smart M&A opportunities. We have a strong team focused on growing this business, realizing our vision of becoming a top global brewer in profitability, and delivering long-term value to our shareholders.”

Cost Savings Highlights

In the first quarter 2011, the Company delivered $10 million of Resources for Growth Two (RFG2) cost reductions.

MillerCoors achieved $23 million in synergies in the quarter. MillerCoors has delivered $528 million in synergies since beginning operations on July 1, 2008, surpassing the original commitment to deliver $500 million by June 30, 2011. MillerCoors also delivered incremental cost savings of $6 million in the quarter. Molson Coors’ 42 percent share of these synergies and incremental cost savings was $12 million in the quarter.

Effective Tax Rate

The Company’s first quarter effective tax rate was 16 percent on a reported basis and 17 percent on an underlying basis. The Company estimates that its full-year 2011 effective tax rate will be in the range of 17 percent to 21 percent on an underlying basis, assuming no further changes in tax laws.

Pension Update

The Company now anticipates contributing about $60 million of cash to its defined-benefit pension plans this year, including its portion of MillerCoors and Canada joint venture contributions, down from $386 million in 2010. Total-company pension expense is expected to be approximately $60 million in 2011, $18 million lower than last year.

1st Quarter Business Segment Results

Following are the Company’s first quarter 2011 results by business segment:

Canada Business

Canada underlying pretax income in local currency decreased 7.7 percent(3). Increased net pricing and overhead reductions were more than offset by mid-single-digit volume declines and input inflation. In U.S. dollars, Canada underlying earnings decreased 3.2 percent to $54.4 million in the quarter, which reflects a $1 million benefit from a 6 percent year-over-year strengthening in the Canadian dollar versus the U.S. dollar.

Canada sales-to-retail (STRs) for the quarter decreased 6.9 percent. Continued volume gains from our new brands, including the expansion of Molson M into Ontario and Western Canada, Keystone Lager into Ontario and Molson Canadian 67 into Quebec, were more than offset by declines in established brands. These declines were driven by the cycling of last year’s Winter Olympics, continued economic pressures and additional competitive promotional activity. These factors resulted in a mid-single-digit STR decline for Coors Light and a low-double-digit decline for Molson Canadian.

Canadian beer industry STRs decreased an estimated 5.8 percent in the first quarter, driven by the same factors.

Canada sales volume was 1.7 million hectoliters in the quarter, down 5.9 percent. Net sales per hectoliter increased 1.8 percent in local currency, driven by net pricing on our key brands that delivered a 3 percent increase, approximately one-third of which was offset by sales mix.

Cost of goods sold per hectoliter increased 3.1 percent in local currency in the quarter, driven by a 3 percent increase related to higher commodity, fuel and distribution costs, more than a third of which was offset by cost savings. In addition, fixed cost deleverage related to lower volume drove a 1.5 percent increase.

Marketing, general and administrative expenses decreased 4.9 percent in local currency due to lower overhead expenses and the release of an indirect tax reserve.

United States Business (MillerCoors)(4)

Molson Coors underlying U.S. segment pretax income increased 7.6 percent to $101.8 million in the quarter, due to strong MillerCoors results.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter, excluding special items, increased 8.7 percent to $236 million, driven by positive pricing, favorable brand mix, continued strong cost management, and a one-time payment from a third party.

MillerCoors domestic STRs declined 1.4 percent due to continued industry headwinds. This represents an improved STR trend versus the previous five quarters. Domestic sales-to-wholesalers (STWs) declined 2.5 percent.

Domestic net revenue per hectoliter increased 2.1 percent, driven primarily by front-line pricing and brand mix, partially offset by increased costs associated with planned cross-merchandising programs. Total company net revenue per hectoliter, including contract brewing and company-owned distributor sales, increased 2.6 percent.

Cost of goods sold per hectoliter increased 1.2 percent, due to higher freight and fuel costs, which were partially offset by synergies and other cost savings.

Marketing, general and administrative costs decreased 1.3 percent, due to the one-time receipt of $14 million from a third party.

Depreciation and amortization expenses in the quarter were $71.5 million, and additions to tangible and intangible assets totaled $89.2 million.

United Kingdom Business

U.K. underlying pretax income more than doubled to $4.6 million in the quarter, driven by a decrease in defined-benefit pension expense and higher pricing, partly offset by lower volumes and higher cost of goods sold. Although the British Pound appreciated approximately 4 percent versus the U.S. dollar, this change had no significant effect on U.K. pretax income.

U.K. owned-brand STRs decreased 1.6 percent, adversely impacted by Easter moving into the second quarter 2011 versus the first quarter in 2010, partly offset by the benefit of adding the Modelo and Sharp’s brands this year. Market share increased slightly in the quarter, with total U.K. beer industry volume decreasing approximately 4 percent.

Net sales per hectoliter of owned brands increased 10 percent in local currency, driven by positive pricing and sales mix in the quarter, with about half the change due to the addition of the Modelo brands.

Cost of goods sold per hectoliter of owned brands increased 13 percent in local currency, with two-thirds of the change due to the addition of the Modelo brands, along with higher-cost channel mix, fixed-cost deleverage from lower volumes, and input cost inflation, partly offset by lower pension expense.

Marketing, general and administrative expense was unchanged in local currency, due to implementation costs for a new UK enterprise information system, which was offset by $3.8 million lower pension expense this year.

International and Corporate

The underlying pretax loss for International and Corporate was $62.3 million in the quarter, a 5.3 percent decrease. Approximately $7.5 million of the loss related to the International group, with the balance driven by Corporate MG&A and interest expense.

The Company’s International business grew volume more than 45 percent, driven by the addition of the Si’hai brands in China and growth of Coors Light in Latin America and China. Marketing, general and administrative expense for International was $15.2 million in the quarter, an increase of $3.6 million, due to increased marketing, sales and other investments in our priority international markets.

Corporate marketing, general and administrative expense was $28.3 million in the quarter, a decrease of $5.1 million, driven by lower expense this year related to implementing cost-savings initiatives.

Corporate net interest expense was $28.3 million, an increase of $2.1 million compared to a year ago, due primarily to foreign currency movements.

In the quarter, Corporate other income of $2.3 million was driven by foreign currency movements and a gain on the settlement of Foster’s total-return swaps and related financial instruments.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, the Company had special items that netted to zero, composed primarily of Canadian early retirement incentive expenses of $2.7 million, largely offset by the release of a non-income-related tax reserve of $2.5 million in the U.K.

Other non-core items totaled a $0.6 million net pretax gain, primarily due to a $0.8 million non-core gain related to the Foster’s total-return swaps and related financial instruments, partially offset by a $0.2 million environmental reserve.

During the quarter, MillerCoors reported special charges totaling $1.4 million, primarily related to relocation costs associated with the joint venture integration. This equates to $0.6 million at Molson Coors’ 42 percent economic ownership share.

2011 First Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2011 first quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on August 1, 2011. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) Unless otherwise indicated, all $ amounts are in U.S. Dollars and all comparative results are for the Company’s fiscal first quarter ended March 26, 2011, compared to the fiscal first quarter ended March 27, 2010.

(2) The Company calculates non-GAAP underlying income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure, net income from continuing operations attributable to MCBC. To calculate underlying income in the first quarter of 2011, the Company excluded non-core gains, losses and expenses, particularly related to changes in the value of the Company’s Foster’s cash-settled total-return swap, and an environmental reserve, (as well as special items netting to zero pretax). For further details, please see the section “Special and Other Non-Core Items”, along with tables for reconciliations to the nearest U.S. GAAP measures.

(3) Note that local currency results for Canada exclude the $1.7 million negative impact of foreign currency hedges in Other (Expense) Income, net, in the first quarter of 2011, and a $1.4 million negative impact in the first quarter of 2010, as it is meaningful to consider those hedges only when viewing the Canada segment in U.S. dollars.

(4) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 4).

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 25, 2010, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 1: 2011 First Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)

		2011 1st Qtr	2010 1st Qtr
U.S. GAAP: Net income from continuing operations attributable to MCBC:		82.6	62.0
	Per diluted share:	$0.44	$0.33
Add back/(less):
Pretax special items - net		-	2.6
Proportionate share of MillerCoors pretax special items - net (1)		0.6	3.6
Environmental reserve (2)		0.2	-
(Gain) Loss related to the cash-settled total return swap (2)		(0.8)	6.9
Gain on sale of non-core real estate (2)		-	(0.5)
Tax effects related to special and other non-core items		(1.0)	(4.9)
Non-GAAP: Underlying after-tax income:		81.6	69.7
	Per diluted share:	$0.43	$0.37
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.
(2) Included in Other Income (Expense), net.

Molson Coors Brewing Company
Table 2: 2011 First Quarter Underlying Pretax Income (Loss)
(Pretax Income (Loss) From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)

	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2011 1st Qtr Income (loss) from continuing operations before income taxes	$52.2	$101.2	$6.8	$(61.7)	$98.5
Add back/(less):
Pretax special items - net	2.2	-	(2.2)	-	-
Proportionate share of MillerCoors pretax special items - net (1)	-	0.6	-	-	0.6
Environmental reserve (2)	-	-	-	0.2	0.2
Gain related to the cash-settled total return swap (2)	-	-	-	(0.8)	(0.8)
Non-GAAP: 2011 1st Qtr underlying pretax income (loss)	$54.4	$101.8	$4.6	$(62.3)	$98.5
Percent change 2011 1st Qtr vs. 2010 1st Qtr underlying pretax income (loss)	-3.2%	7.6%	119.0%	5.3%	13.1%
U.S. GAAP: 2010 1st Qtr Income (loss) from continuing operations before income taxes	$54.3	$91.0	$1.5	$(72.3)	$74.5
Add back/(less):
Pretax special items – net	1.9	-	0.6	0.1	2.6
Proportionate share of MillerCoors pretax special items - net (1)	-	3.6	-	-	3.6
Loss related to the cash-settled total return swap (2)	-	-	-	6.9	6.9
Gain on sale of non-core real estate (2)	-	-	-	(0.5)	(0.5)
Non-GAAP: 2010 1st Qtr underlying pretax income (loss)	$56.2	$94.6	$2.1	$(65.8)	$87.1
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.
(2) Included in Other Income (Expense), net.

MillerCoors LLC
Table 3: 2011 First Quarter Underlying Net Income
(Excluding Special Items)
($ In Millions)
	Three Months Ended
	March 31, 2011	March 31, 2010

U.S. GAAP - Net income attributable to MillerCoors LLC:	$234.7	$208.6
Add back: Special items, net	1.4	8.6
Non-GAAP - Underlying net income:	$236.1	$217.2

Pretax and after-tax underlying income should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 4: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income
($ In Millions)

	Three Months Ended
	March 31, 2011	March 31, 2010
US GAAP - Net Income Attributable to MillerCoors	$234.7	$208.6
Multiply: MCBC economic interest % in MillerCoors	42%	42%
MCBC proportionate share of MillerCoors net income	$98.6	$87.6
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (1)	2.4	2.5
Add: Share-based compensation adjustment (2)	0.2	0.9
US GAAP - Equity Income in MillerCoors	$101.2	$91.0
Add: Proportionate share of MillerCoors special items (3)	0.6	3.6
NON-GAAP - U.S. Segment Underlying Pretax Income	$101.8	$94.6

Notes:
(1) Our net investment in MillerCoors is based on the carrying values of the net assets it contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors [contributed by both Coors Brewing Company (CBC) and Miller Brewing Company] by approximately $621 million. This difference is being amortized as additional equity income over the remaining useful lives of long-lived assets giving rise to the difference. For non-depreciable assets, such as goodwill, no adjustment is being recorded. This also includes the impact of impairments and other adjustments occurring since formation that affect the basis difference.
(2) The net adjustment is to record all share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to preexisting SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.
(3) MillerCoors special items were net charges of $1.4 million for Q1 2011 and $8.6 million for Q1 2010. MCBC's proportionate share equals 42% of these net special charges.

Molson Coors Brewing Company
Table 5: 2011 First Quarter Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	March 26, 2011	March 27, 2010	% Change
	Actual	Actual
Financial Volume:	3.678	3.755	(2.1%)
Royalty Volume:	0.068	0.054	25.9%
Owned Volume:	3.746	3.809	(1.7%)
Proportionate Share of Equity Investment Sales-to-Retail(1):	6.215	6.308	(1.5%)
Total Worldwide Beer Volume:	9.961	10.117	(1.5%)

Notes:
(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable.

Molson Coors Brewing Company and Subsidiaries
Table 6: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended
	March 26, 2011	March 27, 2010

Financial Volume in hectoliters	3.678	3.755

Sales	$997.3	$947.0
Excise taxes	(306.9)	(286.0)
Net sales	690.4	661.0
Cost of goods sold	(427.2)	(404.4)
Gross profit	263.2	256.6
Marketing, general and administrative expenses	(238.4)	(237.5)
Special items, net	-	(2.6)
Equity income in MillerCoors	101.2	91.0
Operating income (loss)	126.0	107.5
Interest income (expense), net	(26.8)	(24.4)
Other income (expense), net	(0.7)	(8.6)
Income (loss) from continuing operations before income taxes	98.5	74.5
Income tax benefit (expense)	(16.1)	(11.7)
Net income (loss) from continuing operations	82.4	62.8
Income (loss) from discontinued operations, net of tax	0.3	42.6
Net income (loss) including noncontrolling interests	82.7	105.4
Less: Net (income) loss attributable to noncontrolling interests	0.2	(0.8)
Net income (loss) attributable to MCBC	$82.9	$104.6

Basic net income (loss) per share:
From continuing operations attributable to MCBC	$0.44	$0.33
From discontinued operations attributable to MCBC	0.00	0.23
Basic net income (loss) per share	$0.44	$0.56
Diluted net income (loss) per share:
From continuing operations attributable to MCBC	$0.44	$0.33
From discontinued operations attributable to MCBC	0.00	0.23
Diluted net income (loss) per share	$0.44	$0.56

Weighted average shares - basic	186.9	185.5
Weighted average shares - diluted	188.7	187.2

Dividends per share	$0.28	$0.24

Amount attributable to MCBC
Net income (loss) from continuing operations	$82.6	$62.0
Income (loss) from discontinued operations, net of tax	0.3	42.6
Net income (loss) attributable to MCBC	$82.9	$104.6

Molson Coors Brewing Company and Subsidiaries
Table 7: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 26, 2011	March 27, 2010

Financial Volume in hectoliters	1.713	1.821

Sales	$ 519.2	$ 509.9
Excise taxes	(125.4)	(119.7)
Net sales	393.8	390.2
Cost of goods sold	(225.1)	(220.4)
Gross profit	168.7	169.8
Marketing, general and administrative expenses	(112.5)	(112.4)
Special items, net	(2.2)	(1.9)
Operating income (loss)	54.0	55.5
Other income (expense), net	(1.8)	(1.2)
Income (loss) before income taxes	$ 52.2	$ 54.3

Molson Coors Brewing Company and Subsidiaries
Table 8: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 26, 2011	March 27, 2010

Financial Volume in hectoliters	1.771	1.801

Sales	$453.7	$420.1
Excise taxes	(179.0)	(165.1)
Net sales	274.7	255.0
Cost of goods sold	(188.0)	(174.6)
Gross profit	86.7	80.4
Marketing, general and administrative expenses	(82.4)	(80.1)
Special items, net	2.2	(0.6)
Operating income (loss)	6.5	(0.3)
Interest income (expense), net	1.5	1.8
Other income (expense), net	(1.2)	-
Income (loss) before income taxes	$6.8	$1.5

Molson Coors Brewing Company and Subsidiaries
Table 9: Molson Coors International and Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 26, 2011	March 27, 2010

Financial Volume in hectoliters	0.194	0.133

Sales	$24.4	$17.0
Excise taxes	(2.5)	(1.2)
Net Sales	21.9	15.8
Cost of goods sold	(14.1)	(9.4)
Gross profit	7.8	6.4
Marketing, general and administrative expenses	(43.5)	(45.0)
Special items, net	-	(0.1)
Operating income (loss)	(35.7)	(38.7)
Interest income (expense), net	(28.3)	(26.2)
Other income (expense), net	2.3	(7.4)
Income (loss) before income taxes	$(61.7)	$(72.3)

MillerCoors LLC (1)
Table 10: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended
	March 31, 2011	March 31, 2010

Volume in hectoliters	17.401	17.870

Sales	$1,975.3	$1,983.8
Excise taxes	(276.2)	(282.9)
Net sales	1,699.1	1,700.9
Cost of goods sold	(1,063.0)	(1,078.6)
Gross profit	636.1	622.3
Marketing, general and administrative expenses	(396.0)	(401.2)
Special items, net	(1.4)	(8.6)
Operating income	238.7	212.5
Other income (expense), net	(0.4)	2.3
Income before income taxes	238.3	214.8
Income tax benefit (expense)	(1.5)	(1.4)
Net income including noncontrolling interests	236.8	213.4
Less: Net income attributable to noncontrolling interests	(2.1)	(4.8)
Net income attributable to MillerCoors LLC	$234.7	$208.6

Notes:
(1) Economic ownership of MillerCoors LLC is 58% held by SABMiller and 42% held by Molson Coors. See Table 4 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries
Table 11: Condensed Consolidated Balance Sheets
($ In Millions)
(Unaudited)

	As of
	March 26, 2011	December 25, 2010
Assets

Cash and cash equivalents	$1,081.7	$1,217.6
Receivables, net	671.6	729.5
Inventories, net	217.0	195.0
Other, net	99.6	78.8
Total current assets	2,069.9	2,220.9

Properties, net	1,429.0	1,388.7
Goodwill and intangibles, net	6,344.2	6,144.2
Investment in MillerCoors	2,693.2	2,574.1
Other, net	333.0	369.7
Total assets	$12,869.3	$12,697.6

Liabilities and Equity

Accounts payable	$220.6	$268.2
Accrued expenses and other	1,088.3	1,064.6
Current portion of long-term debt and short-term borrowings	2.0	1.1
Total current liabilities	1,310.9	1,333.9

Long-term debt	2,003.2	1,959.6
Pension and post-retirement benefits	470.0	458.6
Other, net	1,032.2	1,102.9
Total liabilities	4,816.3	4,855.0

Total MCBC stockholders' equity	8,009.4	7,798.8
Noncontrolling interests	43.6	43.8
Total equity	8,053.0	7,842.6
Total liabilities and equity	$12,869.3	$12,697.6

Molson Coors Brewing Company and Subsidiaries
Table 12: Condensed Consolidated Statements of Cash Flows
($ In Millions)
(Unaudited)

	Thirteen Weeks Ended
	March 26, 2011	March 27, 2010

Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$82.7	$105.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51.0	53.1
Equity income in MillerCoors	(101.2)	(91.0)
Distributions from MillerCoors	101.2	91.0
Change in working capital and other, net	(88.7)	(68.1)
Net cash provided by operating activities	45.0	90.4

Cash flows from investing activities:
Additions to properties and intangible assets	(34.3)	(27.4)
Proceeds from sales of assets and businesses, net	1.2	1.5
Acquisition of businesses	(29.4)	-
Investment in MillerCoors, net	(277.2)	(298.2)
Return of capital from MillerCoors	177.5	199.5
Proceeds from settlement of derivative instruments	15.4	-
Other, net	2.2	1.8
Net cash used in investing activities	(144.6)	(122.8)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	4.3	4.8
Dividends paid to MCBC stockholders	(52.1)	(44.7)
Net borrowings of debt	6.8	3.1
Other, net	(9.1)	(2.5)
Net cash used in financing activities	(50.1)	(39.3)

Cash and cash equivalents:
Net decrease in cash and cash equivalents	(149.7)	(71.7)
Effect of foreign exchange rate changes on cash and cash equivalents	13.8	(5.9)
Balance at beginning of year	1,217.6	734.2
Balance at end of period	$1,081.7	$656.6

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334